Exhibit 99.1

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Avista Corp. and Three Parties Reach Settlement on Avista’s Washington Rate Case

If approved, settlement would resolve all issues in Avista’s electric and natural gas general rate cases

SPOKANE, Wash. – August 15, 2005, 5:30 a.m. PDT: Avista Corp. (NYSE:AVA) and three other parties participating in Avista’s Washington electric and natural gas general rate cases – pending before the Washington Utilities and Transportation Commission (WUTC) – have reached a settlement agreement that, if approved, would resolve all issues in these cases. Avista filed its electric and natural gas rate increase requests with the WUTC on March 30, 2005.

In the settlement agreement filed Aug. 12, 2005, the parties – including Avista, the WUTC staff, the Northwest Industrial Gas Users and the Energy Project – have requested that the WUTC approve the settlement to become effective by no later than Dec. 1, 2005. The parties have proposed that settlement hearings be held by the WUTC on Oct. 17-20, 2005, at which time evidence will be heard both in support of and in opposition to the settlement. The Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities did not join in the settlement agreement.

“We are pleased to reach this settlement agreement because, if approved, it would provide a measure of certainty around future cost recovery, which is important in our ongoing efforts to restore our financial health. The settlement also strikes a reasonable balance between the interests of our company and our customers, including our limited income customers,” said Scott Morris, president of Avista Utilities.

Electric and Natural Gas Revenues

As part of the settlement agreement, Avista’s annual electric revenues would increase by $22.1 million, representing a $13.7 million reduction from the company’s original request. Avista has also agreed to an annual natural gas revenue increase of $968,000, a $1.9 million reduction from its original request. Avista also agreed to not raise natural gas base rates again prior to July 1, 2007, absent extraordinary circumstances related to the company’s natural gas operations.

The overall increase in base electric rates would be 7.7 percent under the settlement proposal, down from Avista’s original request to increase base electric rates by 12.5 percent. Natural gas rates would increase by 0.6 percent with the settlement, down from Avista’s original request to increase base natural gas rates by 1.8 percent.

The settlement calls for an overall rate of return of 9.11 percent with a common equity ratio of 40 percent and a 10.4 percent return on equity. Under an equity building mechanism in the settlement, Avista agrees that it will increase the utility equity component to 35 percent by year-end 2007 and to 38 percent by year-end 2008. Failure by the company to meet those targets could result in a reduction in base rates.

Energy Recovery Mechanism Adjustment

The settlement proposal also calls for modifications to the existing Energy Recovery Mechanism. The $9 million power cost “deadband,” which has been in place since 2002, will be reduced to $3 million, effective Dec. 1, 2005. There would be no change in the 90 percent-10 percent power cost sharing mechanism between Avista customers and shareholders. In addition, the current electric surcharge of 9.8 percent would be increased to 10.8 percent, designed to provide an additional $2.7 million annually to allow Avista to more rapidly recover the existing power cost deferral balance, which is currently $101 million.

Customer Programs

Avista recognizes the impact of price increases on its customers, especially its limited income customers. As part of the settlement agreement, Avista would increase funding levels for two existing programs aimed at assisting limited income customers. Avista would increase limited income demand side management – or energy conservation – funding by $200,000 to $1.1 million annually. Avista would also provide an additional $600,000 annually for two years to the Low Income Rate Assistance Program (LIRAP) in Washington, raising the company’s annual funding level to $3.6 million. The increased LIRAP funding would be evaluated at the end of the two-year period. Changes would also be adopted to increase limited-income agencies’ administrative flexibility in operating LIRAP and demand side management programs.

Approximately 70 percent of the company’s annual retail electric and natural gas revenues are derived from Washington where the company serves approximately 220,000 electric customers and 134,000 natural gas customers.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 285,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding expected annual electric and natural gas revenues, as well as the potential outcome of proceedings. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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